FORM 4

(  ) Check this box if no longer
      subject to Section 16.  Form 4
      or Form 5 obligations may continue.
      See Instruction 1(b).


                  U.S. SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549
               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                  Filed pursuant to Section 16(a) of the
                     Securities Exchange Act of 1934,
                    Section 17(a) of the Public Utility
                        Holding Company Act of 1935
                    or Section 30(f) of the Investment
                            Company Act of 1940
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1.  Name and Address of Reporting Person

      Thomas C. Theobald
      c/o Jones Lang LaSalle Incorporated
      200 East Randolph Drive
      Chicago, IL  60601
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2.  Issuer Name and Ticker or Trading Symbol

      Jones Lang LaSalle Incorporated, JLL
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3.  IRS IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)

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4.  Statement for Month/Year

      12/99
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer (Check all applicable)
(X) DIRECTOR
( ) 10% OWNER
( ) OFFICER (GIVE TITLE BELOW)
( ) OTHER (SPECIFY BELOW)

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7.  Individual or Joint/Group Filing (Check applicable line)
(X) Form filed by One Reporting Person
( ) Form filed by More than One Reporting Person

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TABLE I
Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.  Title of Security (Instr. 3)
      Common Stock
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2.  Transaction Date (Month/Day/Year)
      (i)   12/3/99           (iv)  12/10/99
      (ii)  12/3/99           (v)   12/10/99
      (iii) 12/6/99           (vi)  12/10/99
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3.  Transaction Code (Instr.8)

      (i) - (vi)  P
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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
      (i)   2,000 shares, A, $11,0625     (iv)  500 shares, A, $10.375
      (ii)  2,000 shares, A, $11.0625     (v)   1,500 shares, A, $10.4375
      (iii) 2,000 shares, A, $10.75       (vi)  2,000 shares, A, $10.4375
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5.  Amount of Securities Beneficially Owned at End of Month (Instr 3 and 4)
      (i)   2,000 shares      (iv)  8,000 shares
      (ii)  2,000 shares      (v)   8,000 shares
      (iii) 8,000 shares      (vi)  39,947 shares
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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)
      (i)   I                 (iv)  I
      (ii)  I                 (v)   I
      (iii) I                 (vi)  D
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7.  Nature of Indirect Beneficial Ownership (Instr. 4)
      (i)   by Wife as Custodian for Daughter
      (ii)  by Self as Trustee for Son
      (iii) by IRA Trust
      (iv)  by IRA Trust
      (v)   by IRA Trust
      (vi)  n.a.
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Reminder:   Report on a separate line for each class of securities
beneficially owned directly or indirectly.
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TABLE II
Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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1.  Title of Derivative Security (Instr. 3)

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2.  Conversion or Exercise Price of Derivative Security

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3.  Transaction Date (Month/Day/Year)

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4.  Transaction Code (Instr. 8)

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5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4, and 5)

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6.  Date Exercisable and Expiration Date (Month/Day/Year)

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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)

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8.  Price of Derivative Security (Instr. 5)

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9.  Number of Derivative Securities Beneficially Owned at End of Year
    (Instr. 4)

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10. Ownership Form of Derivative Security: Direct (D) or Indirect (I)
    (Instr. 4)

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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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EXPLANATION OF RESPONSES:





/s/ Fritz E. Freidinger as Attorney-in-Fact           January 10, 2000
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**SIGNATURE OF REPORTING PERSON                             Date

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INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL
VIOLATIONS.  SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).